                                                                   EXHIBIT 10.31



                            PRIDE INTERNATIONAL, INC.


                           EMPLOYMENT/NON-COMPETITION/
                            CONFIDENTIALITY AGREEMENT


                                JOHN C.G. O'LEARY


                           EFFECTIVE FEBRUARY 5, 1999

                                      INDEX

I.       PRIOR AGREEMENTS/EMPLOYMENT CONTRACTS ......................................  4

1.01     Effect of Prior Agreements .................................................  4

II.      DEFINITION OF TERMS ........................................................  4

2.01     Company ....................................................................  4
2.02     Executive/Officer/Employee .................................................  4
2.03     Office/Position/Title ......................................................  4
2.04     Effective Date .............................................................  4
2.05     Change in Control ..........................................................  5
2.06     Termination ................................................................  5
2.07     Customer ...................................................................  7

III.     EMPLOYMENT .................................................................  7

3.01     Employment .................................................................  7
3.02     Best Efforts And Other Employment Of Executive .............................  8
3.03     Term Of Employment .........................................................  8
3.04     Compensation And Benefits ..................................................  9
3.05     Termination Without Change In Control ...................................... 10

IV.      CHANGE IN CONTROL .......................................................... 12

4.01     Extension Of Employment Period ............................................. 12
4.02     Change In Control Termination Payments & Benefits .......................... 13
4.03     Voluntary Resignation Upon Change In Control ............................... 13

V.       NON-COMPETITION AND CONFIDENTIALITY ........................................ 13

5.01     Consideration .............................................................. 13
5.02     Non-Competition ............................................................ 14
5.03     Confidentiality ............................................................ 15
5.04     Geographical Area .......................................................... 16
5.05     Company Remedies For Violation Of Non-Competition Or
             Confidentiality Agreement .............................................. 16
5.06     Termination Of Benefits For Violation Of Non-Competition And
             Confidentiality ........................................................ 17

VI.      GENERAL .................................................................... 17

6.01     Enforcement Costs .......................................................... 17
6.02     Income, Excise Or Other Tax Liability ...................................... 18
6.03     Payment Of Benefits Upon Termination For Cause ............................. 19
6.04     Non-Exclusive Agreement .................................................... 19

6.05     Notices .................................................................... 19
6.06     Non-Alienation ............................................................. 19
6.07     Entire Agreement: Amendment ................................................ 20
6.08     Successors And Assigns ..................................................... 20
6.09     Governing Law .............................................................. 20
6.10     Venue ...................................................................... 20
6.11     Headings ................................................................... 20
6.12     Severability ............................................................... 20
6.13     Partial Invalidity ......................................................... 20
6.14     Counterparts ............................................................... 21

                   EMPLOYMENT/NON-COMPETITION/CONFIDENTIALITY
                                   AGREEMENT


DATE:                      February 5, 1999

COMPANY/EMPLOYER:          Pride International, Inc., A Louisiana corporation
                           5847 San Felipe, Suite 3300 Houston, Texas 77057

EXECUTIVE/EMPLOYEE:        John C.G. O'Leary
                           755 Marchmont
                           Houston, Texas 77024

         This Agreement is made as of the date first above written and to become effective as herein provided.

                                    PREAMBLE

         WHEREAS, the Company wishes to attract and retain well-qualified Executive and key personnel and to assure itself of the continuity of its management;

         WHEREAS, Executive is an officer of the Company with significant management responsibilities in the conduct of its business;

         WHEREAS, the Company recognizes that Executive is a valuable resource of the Company and the Company desires to be assured of the continued services of Executive;

         WHEREAS, the Company desires to obtain assurances that Executive will devote his best efforts to his employment with the Company and will not enter into competition with the Company in its business as now conducted and to be conducted, or solicit customers or other employees of the Company to terminate their relationships with the Company;

         WHEREAS, Executive is a key employee of the Company and he acknowledges that his talents and services to the Company are of a special, unique, unusual and extraordinary character and are of particular and peculiar benefit and importance to the Company;

         WHEREAS, the Company is concerned that in the event of a possible or threatened change in control of the Company, uncertainties necessarily arise; Executive may have concerns about the continuation of his employment status and responsibilities and may be approached by others offering competing employment opportunities; the Company, therefore, desires to provide Executive assurances as to the continuation of his employment status and responsibilities in such event;

         WHEREAS, the Company further desires to assure Executive that, if a possible or threatened change in control should arise and Executive should be involved in deliberations or negotiations in connection therewith, Executive would be in a secure position to consider and participate in such transaction as objectively as possible in the best interests of the Company and to this end desires to protect Executive from any direct or implied threat to his financial well-being;

         WHEREAS, Executive is willing to continue to serve as such but desires assurances that in the event of such a change in control he will continue to have the employment status and responsibilities he could reasonably expect absent such event and, that in the event this turns out not to be the case, he will have fair and reasonable severance protection on the basis of his service to the Company to that time;

         WHEREAS, different factors affect the Company and Executive under circumstances of regular employment between the Company and the Executive when there is no threat of change in control and/or none has occurred, as opposed to circumstances under which a change in control is rumored, threatened, occurring or has occurred. For this reason this Employment Agreement is primarily in two parts. One part deals with the regular employment of Executive under circumstances whereby no change in control is threatened, occurring or occurred; herein called "Regular Employment". The second part deals with circumstances whereby a change in control is threatened, occurring or has occurred. Other parts of the Agreement deal with matters affecting both Regular Employment and employment following change in control, including non-competition and confidentiality;

         WHEREAS, the Company has previously entered into a Severance Agreement with Executive dated March 11, 1997 ("Severance Agreement");

         WHEREAS, the Company and Executive desire to terminate the Severance Agreement and replace it with this Agreement; and

         WHEREAS, Executive is willing to enter into and carry out the Non-Competition and Confidentiality Agreement set forth herein in consideration of the Employment Agreement set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, the parties agree as follows:

I.       PRIOR AGREEMENTS/EMPLOYMENT CONTRACTS.

1.01 EFFECT OF PRIOR AGREEMENTS. On and as of 12:00 o'clock noon of the Effective Date all prior employment and non-competition contracts between Company and Executive are hereby amended, modified and superseded by this Agreement insofar as future employment, compensation, non-competition, confidentiality, accrual of payments or any form of compensation or benefits from the Company are concerned. This Agreement does not release or relieve Company from its liability or obligation with respect to any compensation, payments, or benefits already accrued to Executive, nor to any vesting of benefits or other rights which are attributable to length of employment, seniority or other such matters. This Agreement does not relieve Executive of any prior non-competition or confidentiality obligations and agreements and the same are hereby modified and amended as to future matters and future confidentiality even as to matters accruing prior to the Effective Date hereof. The Severance Agreement is hereby terminated with no liability to the Company.


II.      DEFINITION OF TERMS.

2.01 COMPANY. Company means Pride International, Inc., a Louisiana corporation, as the same presently exists, as well as any and all successors, regardless of the nature of the entity or the State or Nation of organization, whether by reorganization, merger, consolidation, absorption or dissolution. For the purpose of the Non-Competition and Confidentiality Agreement, Company includes any subsidiary or affiliate of the Company to the extent it is carrying on any portion of the business of the Company or a business similar to that being conducted by the Company.

2.02 EXECUTIVE/OFFICER/EMPLOYEE. Executive/Officer/Employee means John C.G. O'Leary.

2.03 OFFICE/POSITION/TITLE. The Office, Position and Title for which the Executive is employed is that of Vice President - Worldwide Marketing of the Company and carries with it the duties, responsibilities, rights, benefits and privileges presently held by the Executive, or as may reasonably be assigned to the Executive as are customary and usual for such position.

2.04 EFFECTIVE DATE. This Agreement becomes effective and binding as of February 5, 1999.

2.05 CHANGE IN CONTROL. The term "Change in Control" of the Company shall mean, and shall be deemed to have occurred on the date of the first to occur of any of the following:

         a. there occurs a Change in Control of the Company of the nature that would be required to be reported in response to item 6(e) of
              Schedule 14A of Regulation 14A or Item 1 of Form 8(k) promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement, or if neither item remains in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serve similar purposes;

         b. any "person" {as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934} is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities;

         c. the individuals who were members of the Board of Directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of Directors shall not constitute a majority of the Board of Directors following such election;

         d. the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such merger or consolidation; or

         e. the Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person.

2.06 TERMINATION. The term "termination" shall mean termination, prior to the expiration of the Employment Period, of the employment of the Executive with the Company {including death and disability (as described below)} for any reason other than cause (as described below) or voluntary resignation (as described below). Termination includes "Constructive Termination" as described below. Termination includes non-renewal or failure to extend this Agreement at the end of any employment term, except for cause.

         a. The term "disability" means physical or mental incapacity qualifying the Executive for a long-term disability under the Company's long-term disability plan. If no such plan exists on the Effective Date of this Agreement, the term "disability" means physical or mental incapacity as determined by a doctor jointly selected by the Executive and the Board of Directors of the Company qualifying the Executive for long-term disability under reasonable employment standards.

         b. The term "cause" means: (i) the willful and continued failure of the Executive substantially to perform his duties with the Company (other than any failure due to physical or mental incapacity) after a demand for substantial performance is delivered to him by the Board of Directors which specifically identifies the manner in which the Board believes he has not substantially performed his duties, (ii) willful misconduct materially and demonstrably injurious to the Company or (iii) material violation of the covenant not to compete (except after termination under the Change in Control provisions hereof and confidentiality provisions hereof.) No act or failure to act by the Executive shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The unwillingness of the Executive to accept any or all of a change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, or other action by or at request of the Company in respect of his position, authority, or responsibility that is contrary to this Agreement, may not be considered by the Board of Directors to be a failure to perform or misconduct by the Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for cause for purposes of this Agreement unless and until there shall have been delivered to him a copy of a resolution, duly adopted by a vote of three-fourths of the entire Board of Directors of the Company at a meeting of the Board of Directors called and held (after reasonable notice to the Executive and an opportunity for the Executive and his counsel to be heard before the Board) for the purpose of considering whether the Executive has been guilty of such a willful failure to perform or such willful misconduct as justifies termination for cause hereunder, finding that in the good faith opinion of the Board of Directors the Executive has been guilty thereof and specifying the particulars thereof.

         c. The term "Constructive Termination" means any circumstance by which the actions of the Company either reduce or change Executive's title, position, duties, responsibilities or authority to such an extent or in such a manner as to relegate Executive to a position not substantially similar to that which he presently holds; would degrade, embarrass or otherwise make it unreasonable for Executive to remain in the employment of the Company; and includes violation of the employment provisions and conditions of this Agreement.

         d. The resignation of the Executive shall be deemed "voluntary" if it is for any reason other than one or more of the following:

              (i) The Executive's resignation or retirement is requested by the Company other than for cause;

              (ii) Any significant adverse change in the nature or scope of the Executive's position, authorities or duties from those described in this Agreement;

              (iii) Any reduction in the Executive's total compensation or benefits from that provided in the Compensation and Benefits Section hereof;

              (iv) The material breach by the Company of any other provision of this Agreement;

              (v) Any action by the Company which would constitute Constructive Termination; or

              (vi) Non-renewal or failure to extend any employment term, contrary to the wishes of the Executive.

         Termination that entitles the Executive to the payments and benefits provided in the "Termination Payments and Benefits" Section hereof shall not be deemed or treated by the Company as the termination of the Executive's employment or the forfeiture of his participation, award, or eligibility, for the purpose of any plan, practice or agreement of the Company referred to in the Compensation and Benefits Section hereof.

2.07 CUSTOMER. The term "Customer" includes all persons, firms or entities that are purchasers or end-users of services or products offered, provided, developed, designed, sold or leased by the Company during the relevant time periods, and all persons, firms or entities which control, or which are controlled by, the same person, firm or entity which controls such purchase.

III.     EMPLOYMENT.

3.01 EMPLOYMENT. Except as otherwise provided in this Agreement, the Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the Term of Employment ("Employment Period") herein specified. During the Employment Period, Executive shall exercise such position and authority and perform such responsibilities as are commensurate with the position and authority being exercised and duties being performed by the Executive immediately prior to the Effective Date of this Agreement, which services shall be performed at the location where the Executive was employed immediately prior to the Effective Date of this Agreement or at such other location as the Company may reasonably require.

3.02     BEST EFFORTS AND OTHER EMPLOYMENT OF EXECUTIVE.

         a. Executive agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. Such duties shall be rendered at Houston, Texas, and such other place or places within or outside the State of Texas as the Company shall agree.

         b. Executive shall devote his normal and regular business time, attention and skill to the business and interests of the Company, and the Company shall be entitled to all of the benefits, profits or other issue arising from or incident to all work, services and advice of Executive performed for the Company. Such employment shall be considered "full time" employment. Executive shall have the right to make investments in businesses which engage in activities other than those engaged by the Company. Executive shall also have the right to devote such incidental and immaterial amount of his time which are not required for the full and faithful performance of his duties hereunder to any outside activities and businesses which are not being engaged in by the Company and which shall not otherwise interfere with the performance of his duties hereunder. Executive shall have the right to make investments in the manner and to the extent authorized and set forth in the Non-Competition Section of this Agreement.

3.03 TERM OF EMPLOYMENT. ("EMPLOYMENT PERIOD"). Executive's regular employment (no Change in Control being presently contemplated) will commence on the Effective Date of this Agreement and will be for a term of two (2) years ending at 12:00 o'clock midnight February 4, 2001; thereafter, the Term of Employment of Executive will be automatically extended for successive terms of one (1) year each commencing February 5, 2001, and on February 5 of each year thereafter, unless Company or Executive gives written notice to the other that employment will not be renewed or continued after the next scheduled expiration date which is not less than one year after the date that the notice of non-renewal was given. All extended employment terms will be considered to be within the Employment Period while Executive is employed with the Company.

3.04 COMPENSATION AND BENEFITS. During the Employment Period the Executive shall receive the following compensation and benefits:

         a. He shall receive an annual base salary of not less than his annual base salary which is $217,000.00, with the opportunity for increases, from time to time thereafter, which are in accordance with the Company's regular executive compensation practices. Executive's salary will be reviewed at least annually by the Compensation Committee of the Board of Directors.

         b. To the extent that such plans exist immediately prior to the Effective Date of this Agreement, he shall be eligible to participate on a reasonable basis, and to continue his existing participation, in annual bonus, stock option and other incentive compensation plans which provide opportunities to receive compensation in addition to his annual base salary which are the greater of: (i) the opportunities provided by the Company for Executives with comparable duties, or (ii) the opportunities under any such plans in which he was participating immediately prior to the Effective Date of this Agreement.

         c. To the extent such plans exist immediately prior to the Effective Date of this Agreement, he shall be entitled to receive and participate in salaried employee benefits including, but not limited to: medical, life, health, accident and disability insurance and disability benefits and prerequisites which are the greater of: (i) the employee benefits and prerequisites provided by the Company to Executives with comparable duties, or (ii) the employee benefits and prerequisites to which he was entitled or in which he participated immediately prior to the Effective Date of this Agreement.

         d. To the extent such plans exist immediately prior to the Effective Date of this Agreement, he will be entitled to continue to accrue credited service for retirement benefits and to be entitled to receive retirement benefits under and pursuant to the terms of the Company's qualified retirement plan for salaried employees, the Company's supplemental executive retirement plan, and any successor or other retirement plan or agreement in effect on the Effective Date of this Agreement in respect to his retirement, whether or not a qualified plan or agreement, so that his aggregate monthly retirement benefit from all such plans and agreements (regardless when he begins to receive such benefit) will be not less than it would be had all such plans and agreements were in effect immediately prior to the Effective Date of this Agreement and continued to be in effect without change until and after he begins to receive such benefits.

         e. Paid vacations each year and use of Company cars to the same extent as he is presently receiving or the benefits provided to Executives with comparable duties whichever is greater.

         f. Participation in all other executive incentive stock and benefit plans approved by the Compensation Committee.

3.05. TERMINATION WITHOUT CHANGE IN CONTROL. The Company shall have the right to terminate Executive at any time during the Employment Period (including any extended term). Should the Company choose not to renew or extend the Employment Period of this Employment Agreement or choose to terminate the Executive during, or at the end of, the Employment Period, or in the event of death or disability of the Executive, if the termination is not after a Change in Control and is not for cause, the Company shall, within thirty (30) days following such termination, pay and provide to the Executive (or his Executor, Administrator or Estate in the event of death, as soon as reasonably practical):

         a. An amount equal to two full years of his base salary (including the amount allocated to the covenant not to compete), which base salary is here defined as twelve (12) times the then current monthly salary in effect for the Executive and all other benefits due him based upon the salary in effect on the Date of Termination (but not less than the highest annual base salary paid to the Executive during any of the three (3) years immediately preceding his Date of Termination). There shall be deducted only such amounts as may be required by law to be withheld for taxes and other applicable deductions.

         b. The Company shall provide to Executive for a period of two (2) full years following the Date of Termination, life, health, accident and disability insurance. These benefits are not to be less than the highest benefits furnished to the Executive during the term of this Agreement.

         c. An amount equal to two (2) times the target award for the Executive under the Company's annual bonus plan for the fiscal year in which termination occurs, provided that if the Executive has deferred his award for such year under a Company plan, the payment due the Executive under this subparagraph shall be paid in accordance with the terms of the deferral or as specified by the Executive.

         d. The Company shall pay, distribute and otherwise provide to the Executive the amount and value of his entire plan account and interest under any retirement plan, employee benefit plan, investment plan or stock ownership plan, if any exists on the Date of Termination, and all employer contributions made or payable to any such plan for his account prior to the end of the month in which Termination occurs shall be deemed vested and payable to him. Such payment or distribution shall be in accordance with the elections made by the Executive with respect to distributions in accordance with the plan as if the Executive's employment in the Company terminated at the end of the month in which Termination occurs.

         e. All stock options and awards to which the Executive is entitled will immediately vest and the time for exercising any option will be as specified in the plan as if the Executive were still employed by the Company; provided however if the immediate vesting of all benefits under the plan is not permitted by the plan, then the benefits will be vested only to the extent authorized or permitted by the plan.

         f. If Executive elects to treat the termination as retirement then on the Date of Termination, the Executive shall be deemed to have retired from the Company. At that time, or at such later time as he may elect consistent with the terms of any applicable plan or benefit, in order to receive benefits or avoid or minimize any applicable early pension reduction provisions, he shall be entitled to commence to receive total combined qualified and non-qualified retirement benefits to which he is entitled hereunder; or, his total non-qualified retirement benefit hereunder if under the terms of the Company's qualified retirement plan for salaried employees he is not entitled to a qualified benefit. Executive may treat the termination as termination other than "retirement" if Executive so elects and may defer "retirement" to a later date if permitted by any applicable plan.

         g. The "Compensation and Benefits" Section hereof shall be applicable in determining the payments and benefits due the Executive under this Section and if Termination occurs after a reduction in all or part of the Executive's total compensation or benefits, the lump sum severance allowance and other compensation and benefits payable to him pursuant to this section shall be based upon his compensation and benefits before the reduction.

         h. If any provision of this Section cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit or other plan or arrangement of the Company because the Executive has ceased to be an actual employee of the Company, due to insufficient or reduced credited service based upon his actual employment by the Company or because the plan or arrangement has been terminated or amended after the Effective Date of this Agreement, or for any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to the Executive, his dependents, beneficiaries and estate as if Executive's employment had not been terminated.

         i. All life, health, hospitalization, medical and accident benefits available to Executive's spouse and dependents shall continue for the same term as the Executive's benefits. If the Executive dies, all benefits will be provided for a term of two (2) years (or three (3) years if after a change in control) after the date of death of the Executive.

         j. The Company's obligation under this Section to continue to pay or provide health care, life, accident and disability insurance to the Executive, the Executive's spouse and Executive's dependents, during the remainder of the Employment Period shall be reduced when and to the extent any of such benefits are paid or provided to the Executive by another employer, provided that the Executive shall have all rights afforded to retirees to convert group insurance coverage to the individual insurance coverage as, to the extent of, and whenever his group insurance coverage under this
              Section is reduced or expires. Apart from this subparagraph, the Executive shall have and be subject to no obligation to mitigate.

         k. The Company shall deduct applicable withholding taxes in performing its obligations under this Section.

         Nothing in this Section is intended, nor shall be deemed or interpreted, to be an amendment to any compensation, benefit or other plan to the Company. To the extent the Company's performance under this Section includes the performance of the Company's obligations to the Executive under any other plan or under another agreement between the Company and the Executive, the rights of the Executive under such other plan or other agreements, which are discharged under this Agreement, are discharged, surrendered, or released pro tanto.

IV.      CHANGE IN CONTROL.

4.01     EXTENSION OF EMPLOYMENT PERIOD.  Upon any Change in Control the

         Employment Period shall be immediately and without further action extended for a term of three (3) years following the Effective Date of the Change in Control and will expire at 12:00 o'clock midnight on the last day of the month following three (3) years after the Change in Control. Thereafter, the Employment Period will be extended for successive terms of one (1) year each, unless terminated, all in the manner specified in the Term of Employment Section pertaining to regular employment.

4.02 CHANGE IN CONTROL, TERMINATION PAYMENTS AND BENEFITS. In the event the Executive is terminated within three (3) years following a Change in Control, the Executive will receive the payments and benefits specified in the "Termination without Change in Control" Section in the same time and manner therein specified except as amended and modified hereby:

         a. The salary and benefits specified in Section 3.05a will be paid based upon a multiple of three (3) years (instead of two (2) years).

         b.   Life, health, accident and disability insurance specified in
              Section 3.05b will be provided until: (i) Executive becomes reemployed and receives similar benefits from a new employer, or
              (ii) three (3) years after the Date of Termination, whichever is earlier.

         c. An amount equal to three (3) times the maximum award that the Executive could receive under the Company's Annual Bonus Plan for the fiscal year in which the termination occurs, instead of the benefits provided in Section 3.05(c) hereof.

         d.   All other rights and benefits specified in Section 3.05.

4.03 VOLUNTARY RESIGNATION UPON CHANGE IN CONTROL. If the Executive voluntarily resigns his employment within twelve (12) months after a Change in Control (whether or not Company may be alleging the right to terminate employment for cause), he will receive the same payments, compensation and benefits as if he had been terminated on the date of resignation after Change in Control.

V.       NON-COMPETITION AND CONFIDENTIALITY.

5.01 CONSIDERATION. The base salary awarded to the Executive and to be paid to the Executive in the future includes consideration for the Non-Competition and Confidentiality Agreement set forth herein and the amount to be paid to Executive in the event of the termination of employment of Executive, voluntarily, involuntarily, or under a Change in Control, under Sections 3.05a and 4.02a hereof constitute payment, in part, for the Non-Competition and Confidentiality of the Executive. It is contracted, stipulated and agreed that fifteen percent (15%) of such amount paid and to be paid to the Executive shall constitute the consideration for the Non-Competition and Confidentiality Agreement set forth herein.

5.02 NON-COMPETITION. Executive acknowledges that his employment with the Company has in the past and will, of necessity, provide him with specialized knowledge which, if used in competition with the Company could cause serious harm to the Company. Accordingly, the Executive agrees that during his employment with the Company and for a period of two (2) years after he is no longer employed by the Company (unless his employment is terminated after a Change in Control, in which event there will be no covenant not to compete and the provisions of the covenant not to compete herein contained will terminate on the date of termination of Executive) the Executive will not, directly or indirectly, either as an individual, proprietor, stockholder {other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers}, partner, officer, employee or otherwise:

         a. work for, become an employee of, invest in, provide consulting services or in any way engage in any business which provides, produces, leases or sells products or services of the same or similar type provided, produced, leased or sold by the Company and with regard to which Executive was engaged, or over which Executive had direct or indirect supervision or control, within three (3) years preceding the Executive's termination of employment, in any area where the Company provided, produced, leased or sold such products or services at any time during the three (3) years preceding such termination of employment; or

         b. provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which the Company provided and with regard to which the Executive had direct or indirect supervision or control, within three (3) years preceding Executive's termination of employment, to or from any person, firm or entity which was a customer for such products or services of the Company during the three (3) years preceding such termination from whom the Company had solicited business during such three (3) years; or

         c. solicit, aid, counsel or encourage any officer, director, employee or other individual to: (i) leave his or her employment or position with the Company, (ii) compete with the business of the Company, or (iii) violate the terms of any employment, non-competition or similar agreement with the Company; or

         d. employ, directly or indirectly; permit the employment of; contract for services or work to be performed by; or otherwise, use, utilize or benefit from the services of any officer, director, employee or any other individual holding a position with the Company within two (2) years after the Date of Termination of employment of Executive with the Company or within two (2) years after such officer, director, employee or individual terminated employment with the Company, whichever occurs earlier.

5.03 CONFIDENTIALITY. Executive acknowledges that his employment with the Company has in the past and will, of necessity, provide him with specialized knowledge which, if used in competition with the Company, or divulged to others, could cause serious harm to the Company. Accordingly, Executive will not at any time during or after his employment by the Company, directly or indirectly, divulge, disclose or communicate to any person, firm or corporation (in any manner whatsoever) any information concerning any matter affecting or relating to the Company or the business of the Company. While engaged as an employee of the Company, Executive may only use information concerning any matters affecting or relating to the Company or the business of the Company for a purpose which is necessary to the carrying out of the Executive's duties as an employee of the Company, and Executive may not make use of any information of the Company after he is no longer an employee of the Company. The Executive agrees to the foregoing without regard to whether all of the foregoing matters will be deemed confidential, material or important, it being stipulated by the parties. All information, whether written or otherwise, regarding the Company's business, including, but not limited to, information regarding customers, customer lists, costs, prices, earnings, products, services, formulae, compositions, machinery, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business arrangements, and sources of supply, is prima facie presumed to be important, material and confidential information of the Company for the purposes of this Agreement, except to the extent that such information may be otherwise lawfully and readily available to the general public. The Executive further agrees that he will, upon termination of his employment with the Company, return to the Company all books, records, lists and other written, typed or printed materials, whether furnished by the Company or prepared by the Executive, which contain any information relating to the Company's business, and the Executive agrees that he will neither make nor retain any copies of such materials after termination of employment. Notwithstanding any of the foregoing, the Executive will not be liable for any breach of these confidentiality provisions unless the same constitutes a material detriment to the Company, or due to the nature of the information divulged and the manner in which it was divulged and the person to whom it was divulged would likely cause damage to the Company or constitute a material detriment to the Company.

5.04 GEOGRAPHICAL AREA. The geographical area within which the non-competition covenants of this Agreement shall apply is that territory within two hundred (200) miles of: (i) any of the Company's present offices, (ii) any of the Company's present rig yards, and (iii) any additional location where the Company, as of the date of any action taken in violation of the non-competition covenants of this Agreement, has an office, a rig yard, or definitive plans to locate an office or a rig yard. Notwithstanding the foregoing, if the two hundred (200) mile radius extends into another country and the Company is not then doing business in that other country, there will be no territorial limitations extending into such other country.

5.05 COMPANY REMEDIES FOR VIOLATION OF NON-COMPETITION OR CONFIDENTIALITY AGREEMENT. Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of any of the covenants made by Executive herein, it is agreed that:

         a. the skills, experience and contacts of Executive are of a special, unique, unusual and extraordinary character which give them a peculiar value;

         b. because of the business of the Company, the restrictions agreed to by Executive as to time and area contained in this Agreement are reasonable; and

         c. the injury suffered by the Company by a violation of any covenant in this Agreement resulting from loss of profits created by the competitive use of such skills, experience and contacts that otherwise will be difficult to calculate in damages in an action at law and cannot fully compensate the Company for any violation of any covenant in this Agreement, accordingly:

              (i) the Company shall be entitled to injunctive relief to prevent violations of such covenants or continuing violations thereof and to prevent Executive from rendering any services to any person, firm or entity in breach of such covenant and to prevent Executive from divulging any confidential information, and

              (ii) compliance with this Agreement is a condition precedent to the Company's obligation to make payments of any nature to the Executive.

5.06 TERMINATION OF BENEFITS FOR VIOLATION OF NON-COMPETITION AND CONFIDENTIALITY. If Executive's termination was not after a Change in Control and if the Executive shall have materially violated the Confidentiality and/or Non-Competition Agreement or any agreement he may have signed as an employee of the Company, the Executive agrees that there shall be no obligation on the part of the Company to provide any payments or benefits (other than payments or benefits already earned or accrued) described in the Termination of Rights and Benefits Section hereof, subject to the provisions of Section 6.01 hereof. There will be no withholding of benefits or payments if the termination occurred after a Change in Control and Executive will not be bound by the non-competition provisions if terminated while the Change in Control provisions hereof are applicable.

VI.      GENERAL.

6.01 ENFORCEMENT COSTS. The Company is aware that upon the occurrence of a Change in Control, or under other circumstances even when a Change in Control has not occurred, the Board of Directors or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take other action to deny Executive the benefits intended under this Agreement; or actions may be taken to enforce the non-competition or confidentiality provisions of this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of his rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such costs. Accordingly, if at any time after the Effective Date of this Agreement, it should appear to Executive that the Company is or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable, that Executive has violated the terms of this Agreement, or for any other reason, or that the Company has purported to terminate his employment for cause or is in the course of doing so, or is withholding payments or benefits, or is threatening to withhold payments or benefits, contrary to this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from Executive the benefits provided or intended to be provided to him hereunder, and Executive has acted in good faith to perform his obligations under this Agreement, the Company irrevocably authorizes Executive from time to time to retain counsel of his choice at the expense of the Company to represent him in connection with the protection and enforcement of his rights hereunder, including, without limitation, representation in connection with termination of his employment or withholding of benefits or payments contrary to this Agreement or with the initiation or defense of any litigation or any other legal action, whether by or against the Executive or the Company or any Director, Officer, stockholder or other person affiliated with the Company, in any jurisdiction. Company is not authorized to withhold the periodic payments of attorneys' fees and expenses hereunder based upon any belief or assertion by the Company that Executive has not acted in good faith or has violated this Agreement. If Company subsequently establishes that Executive was not acting in good faith and has violated this Agreement, Executive will be liable to the Company for reimbursement of amounts paid due to Executive's actions not based on good faith and in violation of this Agreement. The reasonable fees and expenses of counsel selected from time to time by Executive as hereinabove provided shall be paid or reimbursed to Executive by the Company, on a regular, periodic basis within thirty (30) days after presentation by Executive of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $250,000.00.

6.02 INCOME, EXCISE OR OTHER TAX LIABILITY. Executive will be liable for and will pay all income tax liability by virtue of any payments made to the Executive under this Agreement, as if the same were earned and paid in the normal course of business and not the result of a Change in Control and not otherwise triggered by the "golden parachute" or excess payment provisions of the Internal Revenue Code of the United States, which would cause additional tax liability to be imposed. If any additional income tax, excise or other taxes are imposed on any amount or payment in the nature of compensation paid or provided to or on behalf of Executive, the Company shall "gross up" Executive for such tax liability by paying to Executive an amount sufficient so that after payment of all such taxes so imposed Executive's position on an after-tax basis is what it would have been had no such additional taxes been imposed. Executive will cooperate with the company to minimize the tax consequences to the Executive and to the Company so long as the actions proposed to be taken by the Company do not cause any additional tax consequences to Executive and do not prolong or delay the time that payments are to be made, or the amount of payments to be made, unless the Executive consents, in writing, to any delay or deferment of payment.

6.03 PAYMENT OF BENEFITS UPON TERMINATION FOR CAUSE. If the termination of Executive is for cause and not after a Change in Control, the Company will have the right to withhold all payments (except those specified in Sections 6.01); provided, however, that if a final judgment is entered finding that cause did not exist for termination, the Company will pay all benefits to Executive to which he would have been entitled had the termination not been for cause, plus interest on all amounts withheld from the Executive at the rate specified for judgments under Article 5069-1.05 V.A.T.S. but not less than ten percent (10%) per annum. If the termination for cause occurs after a Change in Control, the Company shall have no right to suspend or withhold payments to Executive under any provision of this Agreement until or unless a final judgment is entered upholding the Company's determination that the termination was for cause, in which event Executive will be liable to the Company for all amounts paid, plus interest at the rate allowed for judgments under
         Article 5069-1.05 V.A.T.S.

6.04 NON-EXCLUSIVE AGREEMENT. The specific arrangements referred to herein are not intended to exclude or limit Executive's participation in other benefits available to executive personnel generally, or to preclude or limit other compensation or benefits as may be authorized by the Board of Directors of the Company at any time, or to limit or reduce any compensation or benefits to which Executive would be entitled but for this Agreement.

6.05 NOTICES. Notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall either be personally delivered by hand or sent by: (i) Registered or Certified Mail, return receipt requested, postage prepaid, properly packaged, addressed and deposited in the United States Postal System; (ii) by facsimile transmission if the receiver acknowledges receipt; or (iii) by Federal Express or other expedited delivery service provided that acknowledgment of receipt is received and retained by the deliverer and furnished to the sender, if to Executive, at the last address he has filed in writing with the Company, or if to the Company, to its Corporate Secretary at its principal executive offices.

6.06 NON-ALIENATION. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Upon the death of Executive, his Executors, Administrators, devisees and heirs, in that order, shall have the right to enforce the provisions hereof.

6.07 ENTIRE AGREEMENT: AMENDMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No provision of this Agreement may be amended, waived, or discharged except by the mutual written agreement of the parties. The consent of any other person(s) to any such amendment, waiver or discharge shall not be required.

6.08 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, by operation of law or otherwise, including, without limitation, any corporation or other entity or persons which shall succeed (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company will require any successor, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Executive and his legal representatives, heirs and assigns, provided however, that in the event of Executive's death prior to payment or distribution of all amounts, distributions and benefits due him hereunder, each such unpaid amount and distribution shall be paid in accordance with this Agreement to the person or persons designated by Executive to the Company to receive such payment or distribution and in the event Executive has made no applicable designation, to his Estate. If the Company should split, divide or otherwise become more than one entity, all liability and obligations of the Company shall be the joint and several liability and obligation of all of the parties.

6.09 GOVERNING LAW. Except to the extent required to be governed by the laws of the State of Louisiana because the Company is incorporated under the laws of said State, the validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of Texas.

6.10 VENUE. To the extent permitted by applicable State and Federal law, venue for all proceedings hereunder will be in Harris County, Texas.

6.11 HEADINGS. The headings in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

6.12 SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

6.13 PARTIAL INVALIDITY. In the event that any part, portion or Section of this

         Agreement is found to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be binding upon the parties hereto and the Agreement will be construed to give meaning to the remaining provisions of this Agreement in accordance with the intent of this Agreement.

6.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together constitute one and the same instrument.


         IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors and the Compensation Committee, the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary or Assistant Secretary, all as of the day and year first above written.

         Executed in multiple originals and/or counterparts as of the Effective Date.





                                           /s/ JOHN C. G. O'LEARY
                                           -------------------------------------
                                           JOHN C.G. O'LEARY



                                           PRIDE INTERNATIONAL, INC.


CORPORATE SEAL


                                           BY: /s/ RAY H. TOLSON
                                              ----------------------------------
                                           RAY H. TOLSON
                                           CEO and Chairman of the Board


ATTEST:

BY: /s/ Frida A. Martinez
   -------------------------------
Frida A. Martinez
Assistant Secretary